                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in Registration Statement No. 2-46555 on Form S-8, Registration Statement No. 33-23328 on Form S-8, Registration Statement No. 33-35011 on Form S-8, Registration Statement No. 33-22553 on Form S-3, Registration Statement No. 33-16517 on Form S-3, Registration Statement No. 33-39698 on Form S-3, Registration Statement No. 33-45144 on Form S- 8, Registration Statement No. 33-45371 on Form S-3 and Registration Statement No. 33-45373 on Form S-3 of our report, dated January 27, 1994 on the consolidated financial statements and financial statement schedules of Southdown, Inc. and subsidiary companies appearing on page 82 of this Annual Report on Form 10-K for the year ended December 31, 1993.




DELOITTE & TOUCHE
Houston, Texas
February 23, 1994